FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of July 12, 2021 (the “Amendment Effective Date”), by and between 9 Meters Biopharma, Inc. (f/k/a Innovate Biopharmaceuticals, Inc.), a Delaware corporation (the “Company”) and John Temperato (the “Executive”).

WITNESSETH:

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of April 30, 2020 (the “Employment Agreement”) pursuant to which Executive was hired to serve as the Chief Executive Officer of the Company (as such term is defined in the Employment Agreement);

WHEREAS, Executive and the Company wish to amend certain terms of the Employment Agreement regarding compensation to be paid to Executive in the event of certain terminations of employment following a Change in Control as well as the meaning of the term Good Reason as used in the Employment Agreement; and

WHEREAS, in light of the foregoing, Executive and the Company desire to mutually and voluntarily amend the Employment Agreement pursuant to the terms as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1.AMENDMENT TO SECTION 5(a)(i) OF THE EMPLOYMENT AGREEMENT. Effective as of the Amendment Effective Date, Section 5(a)(i) of the Employment Agreement is modified by deleting the existing Section 5(a)(i) and replacing it with a new Section 5(a)(i) as follows:

“(i) for “Good Reason” (as defined herein). For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished (it being understood that either (y) Executive’s ceasing to be Chief Executive Officer of a publicly-traded company immediately following a Change in Control (as such term is defined in the Company’s 2012 Omnibus Incentive Plan, as amended) or (z) a change in Executive’s reporting structure so that he reports to a person or group of persons other than the Board, will constitute Good Reason under this clause (A)); (B) the Executive’s Base Salary is reduced by more than fifteen percent (15%) from the level prior to such reduction, except for an across the board reduction in base salary for all similarly situated executives; (C) the Company materially breaches its obligations under this Agreement; or (D) the Executive’s place of employment is relocated by more than fifty (50) miles. In addition to the requirements set forth above, in order to resign for Good Reason, (X) the Executive must inform the Company of the existence of the event within ninety (90) days of the initial existence of the event, (Y) the Company must fail to cure such condition which otherwise would constitute “Good Reason” hereunder within thirty (30) days after such notice, and (Z) the Executive must terminate employment with the Company for such “Good Reason” no later than thirty (30) days after the conclusion of the Company’s cure period.”

2.AMENDMENT TO SECTION 5(c) OF THE EMPLOYMENT AGREEMENT. Effective as of the Amendment Effective Date, Section 5(c) of the Employment Agreement is modified by deleting the existing Section 5(c) and replacing it with a new Section 5(c) as follows:

“(c) Obligations of the Company Upon Termination.

(i) Upon the termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(ii); or (B) by the Company pursuant to paragraph 5(b)(ii), (iii), or (iv) the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(ii) Upon termination of this Agreement: (A) by the Executive pursuant to paragraph 5(a)(i); or (B) by the Company pursuant to paragraph 5(b)(i); and provided in either case that the Executive first executes and does not revoke a release agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination (the “Release”):

(A) the Company shall pay the Executive an amount of severance equal to twelve (12) months of Executive’s then-current Base Salary (less all applicable deductions) over the twelve (12) month period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date);

(B) the Company shall pay the Executive a prorated amount of Executive’s target bonus for the year in which such termination occurs, if any, in accordance with and subject to Section 4(b); and

(C) the Company shall accelerate the vesting of Executive’s unvested Options and RSUs, if any, that were scheduled to vest in the twelve (12) month period immediately following the date of such termination;

provided, however, that if the termination described in this paragraph 5(c)(ii) occurs at the time of, or within the twelve (12) months immediately following, a Change in Control (as such term is defined in the Company’s 2012 Omnibus Incentive Plan, as amended), then instead of the benefits described in clauses (A), (B) and (C) above, and conditioned upon Executive first executing and not revoking the Release within the time period then-specified by the Company but in any event no later than sixty (60) days after the date of termination:

(D) the Company shall pay the Executive an amount of severance equal to eighteen (18) months of Executive’s then-current Base Salary (less all applicable deductions) over the eighteen (18) month period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date);

(E) the Company shall pay the Executive an amount equal to Executive’s target bonus as described in Section 4(b) above for the year in which such termination occurs in the Company’s first regularly-scheduled payroll after the Release becomes effective and irrevocable; and

(F) the Company shall accelerate the vesting of all of Executive’s then-unvested equity awards.”

3.REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Amendment, the provisions of the Employment Agreement remain in full force and effect, in their entirety, in accordance with their terms.

4.MISCELLANEOUS. This Amendment will be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a writing executed by both parties. This Amendment will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement to be effective as of the day and year first above written.

9 METERS BIOPHARMA, INC.

By: /s/ Edward J. Sitar
Name: Edward J. Sitar
Title: Chief Financial Officer

EXECUTIVE:

/s/ John Temperato
John Temperato